Exhibit To Form NSAR
Mosaic Focus Fund Trust
July 1, 2002

Discussion of Merger Activity.

Effective July 1, 2002, the Registrant merged into the Investors Fund series of Mosaic Equity Trust, ('40 Act Registrant Number 811-3615). The reorganization was designed to be accomplished as a tax-free reorganization pursuant to Internal Revenue Code Section 368(a)(1)(C). Of the 87,956 shares represented in person or by proxy, 71,672 voted in favor of the merger
and 394 voted against.   As of the date of the merger, shareholders of the
Focus Fund received approximately 1.13926 shares of beneficial interest of the Investors Fund for each share they held of the Focus Fund. A total of 115,847 shares of the Focus Fund were outstanding as of the date of the reorganization, resulting in the issuance of 131,979 shares of beneficial interest. The Focus Fund's net assets on July 1, 2002 ($2,216,050), including $262,322 of net unrealized depreciation, were combined with those of Investors Fund. The Focus Fund distributed all income to its shareholders prior to the reorganization and had no gains to distribute. The separate and combined aggregate net assets as of the date of the reorganization are as follows:

Financial Position for Merged Funds as of July 1, 2002:

                                            Mosaic
Unaudited                                   Focus Fund

Investment in securities at cost          $2,185,357
Investment in
  securities at value                      1,923,035
Other assets                                 293,094
TOTAL							$2,216,129

Liabilities                                       79
Net assets                                $2,216,050
Shares outstanding                           115,847
Net asset value per share                      $19.13


                                            Mosaic
                                            Investors
Unaudited                                   Fund

Investment in securities at cost         $30,566,359
Investment in securities
  at value                                29,781,433
Other assets                                  17,314
TOTAL                                    $29,758,747
Liabilities                                      955
Net assets                               $29,757,792
Shares outstanding                         1,772,261
Net asset value per share                     $16.79

                                            Combined
                                            Mosaic
                                            Investors Fund
Unaudited

Investment in securities at cost         $32,751,716
Investment in
  securities at value                     31,664,468
Other assets                                 310,408
TOTAL                                    $31,974,876
Liabilities                                    1,034
Net assets                               $31,973,842
Shares outstanding                         1,904,240
Net asset value per share                     $16.79